Exhibit 10.1
EXECUTION COPY

SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT, dated as of September 21, 2020 (this “Agreement”), among Lippert Components, Inc., a Delaware corporation (the “Issuer”), LCI Industries, a Delaware corporation (f/k/a Drew Industries Incorporated) (the “Parent” and, together with the Issuer, collectively, the “Obligors”), PGIM, Inc. (“Prudential”), and each of the purchasers of Series B Notes (as defined below) named on the Purchaser Schedule thereto (collectively, the “Noteholders”) party hereto.

WITNESSETH:

WHEREAS, the Obligors, Prudential and the Noteholders are parties to that certain Fifth Amended and Restated Note Purchase and Private Shelf Agreement, dated as of November 11, 2019, as amended by that certain Consent and Amendment to Fifth Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 31, 2020 (as so amended, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), pursuant to which, inter alia, the Issuer issued to the Noteholders $50,000,000 aggregate principal amount of its 3.80% Series B Senior Notes due March 29, 2022 (the “Series B Notes”) and authorized the issuance of additional senior promissory notes from time to time (the “Shelf Notes”, together with the Series B Notes, collectively, the “Notes”) as therein provided;

WHEREAS, following the Obligors’ entry into the Note Purchase Agreement, the Obligors, certain other borrowers, the Bank Lenders and JPMorgan Chase Bank, N.A., as administrative agent for the Bank Lenders (the “Bank Agent”), entered into an Incremental Joinder and Amendment No. 1 to the Bank Credit Agreement dated as of December 19, 2019 (the “Bank Amendment”);

WHEREAS, the Obligors have requested that the Noteholders amend certain terms and provisions of the Note Purchase Agreement to conform them to corresponding terms and provisions set forth in the Bank Amendment, including, without limitation, (a) to add a mandatory offer to prepay the Notes on a ratable basis substantially concurrently with any mandatory prepayment of the term loans pursuant to Section 2.11(e) of the Bank Credit Agreement (as amended by the Bank Amendment) in connection with a sale, transfer or other disposition of any property or assets of any Obligor or any Subsidiary thereof, (b) to permit certain incremental loans under the Bank Credit Agreement, and (c) to permit the Net Leverage Ratio to exceed the otherwise applicable permitted covenant level in connection with certain material acquisitions, in each case as more fully set forth herein; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Noteholders party hereto are willing to consent to such amendments;

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement.

ARTICLE II
Amendments

Subject to the satisfaction of the conditions set forth in Article III hereof, the Note Purchase Agreement is hereby amended as follows:

Section 2.1    Prepayments. The second sentence of paragraph 4 of the Note Purchase Agreement is hereby amended by deleting the reference to “paragraph 4B and paragraph 4C” therein, and inserting “paragraph 4B, paragraph 4C and paragraph 4G” in lieu thereof.

Section 2.2    Application of Prepayments. Paragraph 4E of the Note Purchase Agreement is hereby amended by deleting the reference to “paragraphs 4B or 4C” therein, and inserting “paragraphs 4B, 4C or 4G” in lieu thereof.

Section 2.3    No Acquisition of Notes. Paragraph 4F of the Note Purchase Agreement is hereby amended by deleting the reference to “paragraphs 4A, 4B or 4C” therein, and inserting “paragraphs 4A, 4B, 4C or 4G” in lieu thereof.

Section 2.4    Asset Sale Prepayment. Paragraph 4 of the Note Purchase Agreement is hereby amended by adding the following new paragraph 4G immediately following paragraph 4F thereof:

“4G.    Asset Sale Prepayment. On each occasion that any Net Proceeds are (i) received by or on behalf of the Issuer or any Subsidiary in respect of a Prepayment Event and (ii) not reinvested in accordance with the terms of the Bank Credit Agreement and instead applied to prepay any loans under the Bank Credit Agreement (each, a “Bank Prepayment”), the Issuer shall, substantially concurrently with such Bank Prepayment, make a written offer to prepay a portion of the Notes equal to the Note Pro Rata Amount at par (each, an “Asset Sale Prepayment Offer”) on a date not less than 10 Business Days nor more than 20 Business Days after the date of such Asset Sale Prepayment Offer (the “Asset Sale Prepayment Date”). The “Net Proceeds” (as such term is defined in the Bank Credit Agreement) applied to prepay any loans under the Bank Credit Agreement shall be reduced by the Note Pro Rata Amount pursuant to clause (b)(ii) of the definition of “Net Proceeds” in the Bank Credit Agreement unless (and until such time as) any Net Proceeds remain after the Asset Sale Prepayment Date as a result of any holder rejecting such offer. After the Asset Sale Prepayment Date, any remaining Net Proceeds that are not so applied to prepay the Notes shall be applied to the indebtedness under the Bank Credit Agreement in accordance with the mandatory prepayment provisions thereof. Each such Asset Sale Prepayment Offer shall (a) refer specifically to this paragraph 4G and describe in reasonable detail the Prepayment Event giving rise to such Asset Sale Prepayment Offer,

(b) specify the principal amount of each Note being offered to be prepaid which amount shall be allocated among all of the Notes of all Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts not theretofore called for prepayment, (c) specify the Asset Sale Prepayment Date and specify the Asset Sale Response Date (as defined below), and (d) offer to prepay on the Asset Sale Prepayment Date the amount specified in (b) above with respect to each Note, together with interest accrued thereon to the Asset Sale Prepayment Date, but without Yield-Maintenance Amount or other premium. Each holder of a Note shall notify the Issuer of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Issuer (provided, however, that any holder who fails to so notify the Issuer shall be deemed to have rejected such offer) on a date at least 5 days prior to the Asset Sale Prepayment Date (such date 5 days prior to the Asset Sale Prepayment Date being the “Asset Sale Response Date”). On the Asset Sale Prepayment Date, the Issuer shall prepay the principal amount of the Notes specified in the applicable Asset Sale Prepayment Offer, plus interest accrued thereon to the Asset Sale Prepayment Date, but without Yield-Maintenance Amount or other premium, with respect to each Note held by the holders who have accepted such Asset Sale Prepayment Offer in accordance with this paragraph 4G. Any partial prepayment of the Notes pursuant to this paragraph 4G shall be applied in satisfaction of remaining required payments of principal on the Notes in inverse order of their scheduled due dates.”

Section 2.5    Limitations on Indebtedness. Paragraph 6D(ii) of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)    Indebtedness of a Loan Party (as defined in the Bank Credit Agreement) in respect of amounts outstanding (including all amounts due, contingently or otherwise, in respect of reimbursement obligations under letters of credit or similar instruments and all related reimbursement agreements) under the Bank Credit Documents, not in excess of the result of (A) $900,000,000 (subject to further increases of up to $300,000,000 pursuant to Section 2.04 of the Bank Credit Agreement so long as (x) no Event of Default is continuing at the time of any such increase, and (y) each of the conditions to the incurrence of such additional Indebtedness set forth in Section 2.04(a)(iv) and Section 2.04(c) of the Bank Credit Agreement (as in effect on the Second Amendment Effective Date) have been satisfied (and not waived by the Bank Lenders)), minus (B) the aggregate amount of any permanent reductions in the principal amount of the commitments under the revolving credit established thereunder and any reductions in the principal amount of the term loans issued thereunder; provided that (x) the terms, covenants and restrictions in respect of such substitutions, refinancings and replacements are not more materially onerous than the existing terms, covenants and restrictions of such Indebtedness being substituted, refinanced or replaced, (y) the aggregate principal amount of the Indebtedness of the Loan Parties (as defined in the Bank Credit Agreement) under this clause (ii) shall not at any time exceed $1,200,000,000, and (z) the aggregate principal amount of all Indebtedness of Foreign Borrowers under this clause (ii) shall not at any time exceed the Foreign Borrower Sublimit (as defined in the Bank Credit Agreement as in effect on the Second Amendment Effective Date);

Section 2.6    Net Leverage Ratio. Paragraph 6K of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“6K.    Net Leverage Ratio. The Obligors shall not permit the Net Leverage Ratio to exceed 3.00:1.00 as of the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2019; provided that, in connection with the consummation or making of any Material Acquisition, the Issuer may elect (by written notice to the holders of the Notes delivered concurrently with the Officer’s Certificate required to be delivered pursuant to paragraph 5A(iii) with respect to the fiscal quarter in which election is made) to increase the maximum Net Leverage Ratio under this paragraph 6K to 3.50:1.00 (the “Elevated Ratio”) solely for the last day of the fiscal quarter in which such Material Acquisition is consummated or made and for the last day of the next three succeeding fiscal quarters, provided, further, that (i) such election shall not be made more than two (2) times prior to the Maturity Date and (ii) after the last fiscal quarter for which the Elevated Ratio shall be in effect following any such election, there shall be at least two consecutive fiscal quarters during which the Net Leverage Ratio does not exceed 3.00:1.00 prior to any further such election.”

Section 2.7    Other Terms. Paragraph 10B of the Note Purchase Agreement is hereby amended by adding the following new terms thereto in appropriate alphabetical order:

“Asset Sale Prepayment Date” shall have the meaning specified in paragraph 4G.

“Asset Sale Prepayment Offer” shall have the meaning specified in paragraph 4G.

“Asset Sale Response Date” shall have the meaning specified in paragraph 4G.

“Bank Prepayment” shall have the meaning specified in paragraph 4G.

“Elevated Ratio” shall have the meaning specified in paragraph 6K.

“Material Acquisition” shall mean (a) any acquisition or series of related acquisitions of property that constitute assets comprising all or substantially all of an operating unit, division or line of business or (b) any acquisition of, or other investment in, the Equity Interests of any Subsidiary or any Person which becomes a Subsidiary or is merged or consolidated with any Credit Party or any of its Subsidiaries, in each case, which involves the payment of consideration by the Credit Parties and the other Subsidiaries of at least $125,000,000.

“Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than

Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Indebtedness under the Bank Credit Documents and the Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

“Note Pro Rata Amount” shall mean an amount equal to the product of (i) the Net Proceeds from any Prepayment Event multiplied by (ii) a fraction the numerator of which is the outstanding principal amount of the Notes at such time (the “Outstanding Note Amount”), and the denominator of which is the sum of the Outstanding Note Amount plus the total principal amount of the loans outstanding under the Bank Credit Agreement at such time.

“Prepayment Event” shall mean:

(a)    any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Credit Party or any Subsidiary, other than (i) dispositions described in clauses (i) – (x), (xii), (xiii) or (xv) of paragraph 6H or (ii) dispositions resulting in Net Proceeds of less than $15,000,000 in any fiscal year; or

(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party or any Subsidiary resulting in Net Proceeds equal to or greater than $15,000,000 in any fiscal year.

“Second Amendment Effective Date” shall mean September 21, 2020.

ARTICLE III
Conditions To Effectiveness

This Agreement shall become effective on such date (herein called the “Effective Date”) when the conditions set forth in this Section have been satisfied.

SECTION 3.1        Execution of Agreement. Prudential and the Noteholders shall have received counterparts of this Agreement duly executed and delivered on behalf of the Obligors, the other Credit Parties, Prudential and the Required Holders.

SECTION 3.2        Constitutive and Authorizing Documents. Prudential and the Noteholders shall have received from each of the Credit Parties a certificate confirming that there have been no amendments to such entity’s constitutive documents (or, if there have been any such amendments, attaching copies thereof), authorizing resolutions or those Persons authorized to sign on behalf of such entity (or, if there have been any such changes, attaching a new incumbency certificate of the authorized Persons) since the certificates delivered to Prudential and the Noteholders on March 31, 2020.

SECTION 3.3        Fee Letter. Prudential and the Noteholders shall have received from the Obligors a fully executed copy of that certain fee letter, dated as of the date hereof (the “Fee Letter”), in form and substance satisfactory to Prudential, the Noteholders and their legal counsel.

SECTION 3.4        Reserved.

SECTION 3.5        Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Credit Parties and their Subsidiaries shall be satisfactory in form and substance to Prudential, the Noteholders and their legal counsel. In addition, Prudential, the Noteholders and their counsel shall have received all information, approvals, documents or instruments as Prudential, the Noteholders or their counsel may reasonably request.

SECTION 3.6        Representations and Warranties. The representations and warranties contained in Article IV hereof shall be true and accurate as of the Effective Date.

SECTION 3.7        Counsel Fees. The Obligors shall have paid all outstanding costs, expenses and fees of Prudential and the Noteholders (including reasonable attorneys’ fees and expenses of Akin Gump Strauss Hauer & Feld LLP) incurred in connection with the documentation of this Agreement and the documents related thereto.

ARTICLE IV
Representations and Warranties

Each Obligor represents and warrants to Prudential and the Noteholders that:

SECTION 4.1        Representations and Warranties; No Default or Event of Default. The representations and warranties herein and in paragraph 8 of the Note Purchase Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), and no Default or Event of Default has occurred and is continuing as of the Effective Date after giving effect to this Agreement or would result from this Agreement becoming effective in accordance with its terms.

SECTION 4.2        Organization; Power and Authority. Such Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Such Obligor has the necessary corporate power and authority to execute and deliver this Agreement and to perform the provisions hereof.

SECTION 4.3        Authorization, Etc. This Agreement has been duly authorized by all necessary corporate action on the part of such Obligor, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.4        Compliance with Laws, Other Instruments, Etc. The execution and delivery of this Agreement, and the performance by the Obligors of this Agreement and the Note Purchase Agreement, will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which either Obligor or any Subsidiary is bound or by which either Obligor or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to either Obligor or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Obligor or any Subsidiary.

SECTION 4.5        Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution or delivery of this Agreement, or the performance of this Agreement or the Note Purchase Agreement, by either Obligor.

SECTION 4.6        Corporate Organization. Schedule A contains a complete and correct list of the Parent’s Subsidiaries as of the date of this Agreement (other than any real estate holding limited liability companies which are treated as disregarded entities for federal income tax purposes and not as separate taxable entities) showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent and each other Subsidiary (if not 100%).

SECTION 4.7        No Fees. Neither of the Obligors nor any of their Affiliates have paid, or have agreed to pay, a fee or any other compensation to any Bank Lender or to the Bank Agent in connection with the Bank Amendment, except for an upfront fee paid to each Bank Lender in connection with the extension of the additional Term Loan (as defined in the Bank Credit Agreement) and arranger’s fees payable to the joint lead arrangers of the additional Term Loan facility.

SECTION 4.8        Disclosure. The Obligors have provided copies of this Agreement and the Fee Letter to the Bank Agent prior to the execution hereof and such Obligor hereby confirms that it has received no written or, to its knowledge, verbal objection from the Bank Agent to the execution of this Agreement or the Fee Letter or requested in writing or, to its knowledge, otherwise any further amendment to the Bank Credit Agreement in connection herewith or therewith.

ARTICLE V
Release

Each Credit Party hereby acknowledges and agrees that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against any Noteholder (or any of their respective Affiliates, directors, officers, employees, agents, attorneys or consultants or any of the foregoing) in connection with the Transaction Documents and (b) each Noteholder has heretofore properly performed and satisfied in a timely manner all of its obligations to the Credit Parties, and all of their Subsidiaries and Affiliates, under the Note Purchase Agreement and the other Transaction Documents. Notwithstanding the foregoing, the Noteholders wish (and the Credit Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Noteholders’ rights, interests, security and/or remedies under the Note Purchase Agreement and the other Transaction Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, each of the Credit Parties (in each case, for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge each Noteholder and each of their respective Affiliates, directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”) from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Effective Date directly arising out of, connected with or related to this Agreement, the Note Purchase Agreement or any other Transaction Document, or any act, event or transaction related or attendant thereto, or the agreements of any Noteholder contained therein.

ARTICLE VI
Confirmation and Reaffirmation

SECTION 6.1        Reaffirmation of Subsidiary Guaranty. Each Subsidiary Guarantor hereby (a) acknowledges and reaffirms all obligations owing by it to the Noteholders under the Subsidiary Guaranty (and any joinder agreement executed in connection therewith), (b) acknowledges and confirms that, except with respect to the amendments explicitly set forth in this Agreement, none of the Transaction Documents to which it is a party shall be impaired or otherwise affected by the execution of this Agreement or any other document or instrument delivered in connection herewith, (c) acknowledges that such Subsidiary Guaranty continues in full force and effect in respect of, and to secure, the obligations under the Note Purchase Agreement, the Notes and the other Transaction Documents and (d) ratifies and confirms its consent to any previous amendments of the Note Purchase Agreement and any previous waivers granted with respect to the Note Purchase Agreement. Although each of the Subsidiary Guarantors have been informed of the matters set forth herein and have acknowledged and agreed to same, each of the Subsidiary Guarantors understands that the Noteholders shall have no obligation to inform the Subsidiary Guarantors of such matters in the future or to seek the Subsidiary Guarantors’ acknowledgement or agreement to future amendments, waivers, or modifications, and nothing herein shall create such a duty.

SECTION 6.2        Reaffirmation of Parent Guaranty. The Parent hereby (a) acknowledges and reaffirms all obligations owing by it to the Noteholders under the Parent Guaranty, (b) acknowledges and confirms that, except with respect to the consents and amendments explicitly set forth in this Agreement, none of the Transaction Documents to which it is a party shall be impaired or otherwise affected by the execution of this Agreement or any other document or instrument delivered in connection herewith, (c) acknowledges that such Parent Guaranty continues in full force and effect in respect of, and to secure, the obligations under the Note Purchase Agreement, the Notes and the other Transaction Documents and (d) ratifies and confirms its consent to any previous amendments of the Note Purchase Agreement and any previous waivers granted with respect to the Note Purchase Agreement.

ARTICLE VII
Miscellaneous

SECTION 7.1        Cross-References. References in this Agreement to any Article or Section are, unless otherwise specified, to such Article or Section of this Agreement.

SECTION 7.2        Transaction Document. This Agreement is a Transaction Document. The amendments set forth in Article II shall be limited precisely as provided for herein and, except as expressly provided in Article II hereof, shall not be deemed to be a waiver of any Default or Event of Default that may hereafter occur or heretofore have occurred and be continuing or otherwise constitute a waiver of, amendment of, consent to or modification of any other term or provision of the Note Purchase Agreement or of any term or provision of any other Transaction Document or of any transaction or future action on the part of either Obligor or any other Credit Party which would require the consent of Prudential or any of the Noteholders under the Note Purchase Agreement or any other Transaction Document. Except as expressly consented to or amended hereby, all of the representations, warranties, terms, covenants and conditions contained in the Note Purchase Agreement and each other Transaction Document shall remain unamended or otherwise unmodified and in full force and effect.

SECTION 7.3        Counterparts. This Agreement may be executed by the parties, hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed signature page by facsimile or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.4        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 7.5        Costs and Expenses. The Issuer agrees to pay all reasonable costs and expenses of Prudential and the Noteholders (including the reasonable fees and out-ofpocket expenses of their legal counsel) that are incurred in connection with the execution and delivery of this Agreement and the other agreements and documents entered into in connection herewith.

SECTION 7.6        GOVERNING LAW; WAIVER OF JURY TRIAL; ENTIRE AGREEMENT. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. EACH PERSON A PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT OR DOCUMENT ENTERED INTO IN CONNECTION HEREWITH. THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR AGREEMENT, WRITTEN OR ORAL, WITH RESPECT HERETO.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ISSUER:

LIPPERT COMPONENTS, INC.

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Chief Financial Officer

PARENT:

LCI INDUSTRIES

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Chief Financial Officer

SUBSIDIARY GUARANTORS:

LIPPERT COMPONENTS MANUFACTURING, INC.
INNOVATIVE DESIGN SOLUTIONS, INC.
LCI SERVICE CORP.
TAYLOR MADE GROUP, LLC

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Chief Financial Officer

LCI INDUSTRIES B.V.

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Director

LCI INDUSTRIES PTE. LTD.

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Director

LCI HOLDING B.V.

By: By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Director B

CURT ACQUISITION HOLDINGS, INC.

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Chief Financial Officer

CURT MANUFACTURING, LLC

By: /s/ Brian M. Hall
Name: Brian M. Hall
Title: Chief Financial Officer

PRUDENTIAL AND NOTEHOLDERS:

PGIM, INC.

By: /s/ G. Anthony Coletta
Name: G. Anthony Coletta
Title:    Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ G. Anthony Coletta
Name:    G. Anthony Coletta
Title:    Second Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY

By:    PGIM, Inc.
(as Investment Manager)

By: /s/ G. Anthony Coletta
Name: G. Anthony Coletta
Title:    Vice President

FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
ZURICH AMERICAN INSURANCE COMPANY

By:    PGIM Private Placement Investors,
L.P. (as Investment Advisor)

By:    PGIM Private Placement Investors, Inc.
(as its General Partner)

By: /s/ G. Anthony Coletta
Name: G. Anthony Coletta
Title:    Vice President

SCHEDULE A

ORGANIZATIONAL CHART